Exhibit 99.1

NEWS RELEASE

Lexaria Corp. Provides Third Quarter Results

Kelowna, BC – September 12, 2013 - (LXRP-OTCBB) (LXX-CNSX) Lexaria Corp. announces that it has filed its third quarter financial results to July 31, 2013 via Form 10Q on EDGAR in the USA, and at SEDAR in Canada.

(All figures in US currency, for the nine months ending July 31 2013 compared to the nine months ending July 31 2012.) Oil revenue was $856,360, compared to $888,726 in the year earlier period. Gross profit after operating costs and depletion for nine months in 2013 was $292,764 compared to $371,027.

After all G&A, interest payments and other, there was a net loss for the nine months ended in 2013 of $217,283 compared to a net loss of $282,918 in the year earlier period. If the non-cash items of depletion and stock based compensation are reversed out, Lexaria generated a net profit of $46,127 for the three months ending July 31 2013.

“Considering the challenging environment for small oil and gas companies, we are satisfied with our performance for this third quarter. We’ve cut costs wherever possible and although our numbers are small, we continue to demonstrate the viability of our operations to generate positive cash flows even at these levels. We hope to leverage our expertise going forward,” said Chris Bunka, President. “

Lexaria also reports that various items of field work are ongoing and will be reported on in the near future.

About Lexaria

Lexaria’s shares are quoted in the USA under the symbol LXRP and in Canada under the symbol LXX. The company uses innovative solutions to participate in only those projects within the USA that can deliver economic returns in the top industry quartile.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

For further information, please contact:

Chris Bunka
Chairman & CEO
Lexaria Corp.
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments will have any effect on oil or gas production; and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise any funds. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.